                                                                     EXHIBIT 1.1

LUSCAR ENERGY PARTNERSHIP
LUSCAR COAL LTD.



INTERIM REPORT FOR THE SECOND QUARTER ENDED JUNE 30, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of Luscar Energy Partnership (LEP) for the six months ended June 30, 2002 should be read in conjunction with our unaudited consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the audited consolidated financial statements and related notes contained in our Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). Our unaudited consolidated financial statements and related notes contained in this interim report have been prepared in accordance with Canadian generally accepted accounting principles and all amounts are in Canadian dollars unless otherwise stated. Sales volumes are in metric units.

SUMMARY OF LEP'S SECOND QUARTER RESULTS

LEP recorded net earnings of $15.5 million and operating earnings before depreciation and amortization (EBITDA) of $25.7 million. LEP's operating margin (i.e., revenue less cost of sales) was $28.4 million on revenues of $146.9 million. Year to date, LEP recorded net earnings of $27.2 million, EBITDA of $63.1 million and operating margin of $67.7 million on revenues of $298.6 million. During the second quarter LEP recorded an $18.6 million foreign exchange gain related to the senior notes due to a strengthening of the Canadian dollar against the US dollar. This exchange gain did not impact EBITDA, but increased net earnings for the period.

The operating results reflect declining prices in export thermal coal markets and lower volumes except at our contract mining operation. Export metallurgical coal sales were delayed during protracted price negotiations and are expected to increase from their current level in the coming months as customers honor their volume commitments. Mine-mouth domestic sales volumes were down slightly because of the timing of annual maintenance shutdowns. Expected volumes for export thermal coal are dependent upon the outlook for a recovery in that market, while weather conditions will have a bearing on sales volume into Ontario. We are continuing with our program of implementing efficiency initiatives throughout the company and are taking actions to ensure that our export thermal mines remain cash positive until export thermal coal markets improve. A more detailed explanation of these factors is provided in our discussion of LCL's results.

LEP is a general partnership formed February 20, 2001 under the laws of Ontario, Canada. LEP acquired control of Luscar Coal Income Fund (LCIF) and its subsidiary, Luscar Coal Ltd (LCL) on May 11, 2001. Since LEP had no operations prior to May 11, 2001, the consolidated statements of earnings and cash flows for the three months and period ended June 30, 2002 include comparative figures only for the period from May 12 to June 30, 2001. To provide a meaningful review of this year's results, this interim report includes financial information for LCL, which provides comparative information for 2001.

SUMMARY OF LCL'S SECOND QUARTER RESULTS

LCL generated EBITDA of $25.7 million, which was $4.0 million less than the second quarter of last year. On a year to date basis, EBITDA was $62.9 million, a decrease of $2.6 million from the same period last year. In both cases, these comparisons are made before deducting take-over response costs incurred during the second quarter of 2001. For both the quarter and year to date periods, the reduction in EBITDA relates to lower operating margins, which were partly offset by improvements in other income and expenses. Revenue for the quarter was $146.5 million on sales of 8.8 million tonnes, as compared with $159.9 million on sales of 9.1 million tonnes during the same period last year. For the year to date period, revenue was $297.9 million on sales of 18.0 million tonnes compared with $317.8 million on sales of 18.6 million tonnes for the first six months of last year. The decreases in revenue, sales volumes, and operating margins are largely attributable to export operations and to a lesser extent, to domestic operations, which comprise most of our operating margins. The improvements in other income and expenses reflect changes in accruals for reclamation and royalty costs at Gregg River mine, which closed in the fall of 2000.

We continue to improve operations at Line Creek, where changes to management, operating procedures and equipment have resulted in a 14% improvement to overburden productivity over the first quarter. We expect increased overburden productivity at Line Creek to result in higher coal release and production for the remainder of the year contributing to the long-term efficiency of the mine. During the second quarter, we reached new collective bargaining agreements with the hourly unions at Coal Valley mine and the Gregg River reclamation site. The contract with the workforce at the Luscar mine expired on June 30, 2002 and negotiations are currently underway.

Underlying the results from our domestic operations is the continuing strength of our mine-mouth operations, where we have maintained operating margins at levels comparable to previous quarters. Fluctuations in revenues and costs primarily related to the inclusion of results from our contract mining and other domestic operations. Our mine-mouth operations had lower deliveries than in prior quarters due to the timing of planned annual maintenance shutdowns at the generating stations we supply. Most of the shutdowns at generating stations supplied by our mine-mouth operations occurred during the second quarter compared with the prior year when these maintenance activities were spread over the second and third quarters. We therefore expect these stations will return to higher utilization rates for the remainder of the year, provided demand for electric power generation remains strong in Alberta and Saskatchewan. Reduced sales from mine-mouth operations during the second quarter were offset by higher sales under the Highvale contract, for which operating margins are lower than mine-mouth operations. Sales to Ontario Power Generation (OPG) were lower than in prior periods due to the mild winter and spring conditions. However, we were largely unaffected by the oversupply situation in eastern US markets.

The change in the domestic sales mix was the principal reason why our domestic operating margin was $24.2 million compared with $26.2 million for the second quarter last year and on a year to date basis, $54.6 million compared with $56.4 million last year. The increases in our average domestic selling price and in our average domestic cost were primarily attributable to higher costs due to increased stripping ratios at the Highvale contract mine, which are recovered from the customer through higher pricing. Production costs at our mine-mouth operations remained in line with prior periods. Our average domestic selling price was $11.60 per tonne in the second quarter, increased from $11.14 per tonne last year, while the average cost was $8.43 per tonne in the second quarter, up from $7.80 per tonne in the same period last year. Our average domestic operating margin for the quarter declined slightly to $3.17 per tonne from $3.34 per tonne in the same period last year, principally because a higher proportion of the sales were from the lower margin contract mining operation. Lower revenues from Bienfait to OPG were also a factor in the lower margins.

Our export operating margin was $3.8 million on sales of 1.1 million tonnes compared to $7.9 million on sales of 1.4 million tonnes for the second quarter last year. Year to date, our export operating margin was $12.4 million on sales of 2.2 million tonnes compared with $16.4 million on sales of 2.7 million tonnes for the same period last year. There are two reasons for these results. Firstly, lower sales volumes during protracted negotiations with export coal customers affected results for the quarter and year to date. Contracts and prices for export metallurgical coal have been largely settled and we expect that our customers will take delivery of their sales commitments over the remaining nine months of the coal contract year. According to trade publications, the price for Canadian hard coking coal sold to Japanese steel mills in the contract year beginning April 1, 2002 has increased by approximately US$4.00 per tonne from last year. Price increases for sales from our Line Creek mine are comparable to those for other Canadian producers while average prices for sales from our Luscar mine were made with pricing incentives due to the pending closure of the mine. Secondly, contracts and prices for export thermal coal are not fully settled at this time. While we are seeking alternate markets, export thermal coal sales have been lower and for the remainder of the year could be lower than anticipated due to oversupply in the market, which has resulted in intense competition for sales amongst world suppliers and significant price decline. Trade publications indicate that initial settlements for Australian thermal coal in Japan were in the US$28 to US$29 per tonne range compared to US$34.50 per tonne last year. Recently, Australian thermal coal pricing has softened further with spot market prices of approximately US$22 per tonne. Luscar's thermal coal exports are being impacted by these developments. Weaker export thermal prices and an increase in the proportion of export thermal coal sales reduced average export operating margins to $3.43 per tonne from $6.01 per tonne in the second quarter last year and $8.14 per tonne in the first quarter of this year.

During the quarter, export sales included a higher proportion of thermal coal sales and an increased proportion of sales to spot market customers during pricing negotiations under our contracts with Asian customers. Coupled with weaker export thermal prices these factors caused our average export price to drop to $51.33 per tonne from

$53.77 last year and $58.29 in the first quarter. On a year to date basis, contract price increases for metallurgical coal and weakening of the Canadian dollar were sufficient to increase our average export price to $54.66 per tonne from $53.77 per tonne last year. Average export costs are similar to last year, but down from the average cost in the first quarter due to the increased proportion of export thermal coal, which has lower costs than metallurgical coal.

Interest on the subordinated notes, which eliminates on consolidation with LEP, was $11.1 million for the quarter compared with $13.1 million in the same period last year. Other interest, which includes interest on the senior notes, was $17.0 million in the second quarter compared with $11.3 million in the same period last year and $11.8 million in the first quarter. The increase in interest from the prior year relates to the increase in long-term debt from $421 million at June 30, 2001 to $496 million at June 30, 2002, due to the issue of the senior notes. The increase from the first quarter this year primarily relates to changes in the market value of our $100 million interest rate swap and a foreign exchange loss on our net US dollar denominated current assets, due to a strengthening in the Canadian dollar against the US dollar in the second quarter.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2002, LEP held cash and cash equivalents, including short-term deposits, of $73.0 million. Net cash provided by LEP's operating activities, before changes in non-cash working capital, was $4.1 million for the three months ended June 30, 2002. Cash used for non-cash working capital was $3.2 million during the second quarter of 2002. This was mainly impacted by a $15.2 million decrease in interest payable resulting from interest payments on the senior notes and promissory notes, which were made in the quarter, offset by a $13.0 million reduction in accounts receivable from our customers. Capital asset purchases by LCL amounted to $10.9 million for the quarter unchanged from the same period last year. Purchases were primarily for replacement equipment at existing minesites and included expenditures related to the scheduled replacement of the dragline tub at Poplar River mine and additional equipment to support our reclamation activities at Boundary Dam mine. Capital spending for 2002 is expected to be approximately $50 million.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to the Company's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to coal markets, demand and pricing, capital spending, production levels at Luscar mine, productivity levels at Line Creek and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward looking statements because of various factors including (i) the risk factors set forth in our annual report Form 20-F filed May 28, 2002 with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) we may engage in opportunity capital projects not included in our current plans, and (v) changes in the amount of cash available for capital asset purchases. The forward-looking statements included in this interim report are made only as of July 24, 2002.

LUSCAR ENERGY PARTNERSHIP

                           CONSOLIDATED BALANCE SHEETS


                                                       AS AT           AS AT
                                                      JUNE 30        DECEMBER 31
                                                        2002            2001
                                                     ----------      -----------
(in thousands of Canadian dollars)                   (Unaudited)      (Audited)

ASSETS
CURRENT

    Cash and cash equivalents ................       $   73,024       $   60,331
    Accounts receivable ......................           66,088           92,384
    Income taxes recoverable .................            7,682            6,484
    Inventories ..............................           81,992           70,337
    Overburden removal costs .................           31,351           28,225
    Prepaid expenses .........................            3,551            4,766
                                                     ----------       ----------
                                                        263,688          262,527
Capital assets ...............................        1,296,602        1,319,971
Other assets .................................           30,428           30,033
                                                     ----------       ----------
                                                     $1,590,718       $1,612,531
                                                     ==========       ==========
LIABILITIES AND PARTNERS' EQUITY
CURRENT
    Trade accounts payable and accrued charges           46,456           40,596
    Accrued interest payable .................            8,778            9,970
    Accrued payroll and employee benefits ....            7,607           12,671
    Income taxes payable .....................            1,125            1,105
    Current portion of financial instruments .            3,055            4,324
    Current portion of long-term debt [note 4]            3,132            2,980
    Accrued reclamation costs ................           21,002           21,002
    Future income taxes ......................            2,800            2,800
                                                     ----------       ----------
                                                         93,955           95,448
Long-term debt [note 4] ......................          493,246          517,632
Financial instruments ........................            1,138            2,823
Accrued reclamation costs ....................           27,922           30,843
Future income taxes ..........................          450,248          468,822
                                                     ----------       ----------
                                                      1,066,509        1,115,568
                                                     ----------       ----------


PARTNERS' EQUITY
    Partners' equity .........................          524,209          496,963
                                                     ----------       ----------


                                                     $1,590,718       $1,612,531
                                                     ==========       ==========
See accompanying notes

LUSCAR ENERGY PARTNERSHIP

             CONSOLIDATED STATEMENT OF EARNINGS AND PARTNERS' EQUITY


                                                                       THREE                     SIX
                                                                       MONTHS     MAY 12        MONTHS
                                                                       ENDED        TO           ENDED
                                                                      JUNE 30    JUNE 30        JUNE 30
                                                                        2002      2001            2002
                                                                    ----------   ----------   ----------
(in thousands of Canadian dollars)                                  (Unaudited) (Unaudited)   (Unaudited)
REVENUE .........................................................   $ 146,884    $  87,732    $ 298,597
Cost of sales ...................................................     118,484       67,630      230,935
                                                                    ---------    ---------    ---------
OPERATING MARGIN ................................................      28,400       20,102       67,662
Selling, general and administrative expenses ....................       3,406        2,394        7,521
Other expense (income) ..........................................        (675)         612       (2,914)
                                                                    ---------    ---------    ---------
OPERATING EARNINGS BEFORE INTEREST, DEPRECIATION AND AMORTIZATION      25,669       17,096       63,055
Depreciation and amortization ...................................      22,472       12,351       44,579
                                                                    ---------    ---------    ---------
OPERATING EARNINGS BEFORE INTEREST AND FOREIGN CURRENCY
TRANSLATION GAIN ................................................       3,197        4,745       18,476
Foreign currency translation gain ...............................     (18,645)           -      (20,432)
Interest expense ................................................      17,768        5,829       28,826
                                                                    ---------    ---------    ---------
EARNINGS (LOSS) BEFORE INCOME TAXES .............................       4,074       (1,084)      10,082
Income tax recovery .............................................     (11,392)      (2,985)     (17,164)
                                                                    ---------    ---------    ---------
NET EARNINGS FOR THE PERIOD .....................................      15,466        1,901       27,246
Partners' equity, beginning of period ...........................     508,743      474,713      496,963
                                                                    ---------    ---------    ---------
PARTNERS' EQUITY, END OF PERIOD .................................   $ 524,209    $ 476,614    $ 524,209
                                                                    =========    =========    =========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                         THREE                     SIX
                                                         MONTHS       MAY 12      MONTHS
                                                         ENDED           TO       ENDED
                                                        JUNE 30       JUNE 30    JUNE 30
                                                         2002          2001        2002
                                                      ----------   ------------ ----------
(in thousands of Canadian dollars)                    (Unaudited)  (Unaudited)  (Unaudited)
OPERATING ACTIVITIES
Net earnings for the period .......................   $  15,466    $   1,901    $  27,246
Non cash items:
Depreciation and amortization .....................      22,472       12,351       44,579
Future income taxes ...............................     (12,096)      (3,372)     (18,574)
Accrued reclamation costs .........................      (2,158)      (2,037)      (2,921)
Interest income earned on sinking funds ...........        (970)        (691)      (2,044)
Foreign currency translation gain .................     (18,645)           -      (20,432)
Financial instruments .............................         156         (298)      (2,953)
Gain on disposal of fixed assets ..................        (119)           -         (469)
Other .............................................           7          (42)           4
                                                      ---------    ---------    ---------
CASH PROVIDED BY OPERATING ACTIVITIES BEFORE CHANGE
IN NON-CASH WORKING CAPITAL .......................       4,113        7,812       24,436
Change in non-cash working capital ................      (3,151)      (1,702)      11,156
                                                      ---------    ---------    ---------
                                                            962        6,110       35,592
                                                      ---------    ---------    ---------
INVESTING ACTIVITIES
Capital asset purchases ...........................     (10,917)      (4,830)     (20,559)
Proceeds on disposal of capital assets ............         492           27        1,019
Other investments .................................        (134)         854            7
Investment in LCIF ................................           -     (468,697)           -
                                                      ---------    ---------    ---------
                                                        (10,559)    (472,646)     (19,533)
                                                      ---------    ---------    ---------
FINANCING ACTIVITIES
Operating line of credit ..........................           -       11,630            -
Deferred financing costs incurred .................        (690)           -       (1,608)
Repayments of long-term debt ......................      (1,193)      (6,786)      (1,758)
Capital contribution by partners ..................           -      474,713            -
                                                      ---------    ---------    ---------
                                                         (1,883)     479,557       (3,366)
                                                      ---------    ---------    ---------

Change in cash position ...........................     (11,480)      13,021       12,693
Cash position, beginning of period ................      84,504            -       60,331
                                                      ---------    ---------    ---------
Cash position, end of period ......................   $  73,024    $  13,021    $  73,024
                                                      =========    =========    =========

Interest paid .....................................   $  30,841    $   7,542    $  30,996
Income taxes paid .................................   $     465    $     235    $     930



See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

1. BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as at December 31, 2001, contained in the Luscar Coal Ltd. (LCL) Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain all disclosures required by generally accounting principles for annual statements. Since Luscar Energy Partnership (LEP) had no operations prior to May 12, 2001, the consolidated statements of earnings and cash flows for the three months ended June 30, 2002 only include comparative figures for the period from May 12 to June 30, 2001. All amounts are in thousands of Canadian dollars unless otherwise stated.


2. SEGMENT INFORMATION

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations have similar economic and operating characteristics, customers and products have been aggregated for the purpose of segment reporting.

Disclosures with respect to products and geographic areas are as follows:


                                            THREE MONTHS ENDED          PERIOD ENDED         SIX MONTHS ENDED
                                               JUNE 30, 2002            JUNE 30, 2001          JUNE 30, 2002
                                               -------------            -------------          -------------
                                             SALES                     SALES                   SALES
                                            REVENUE     TONNES        REVENUE    TONNES       REVENUE   TONNES
                                            -------     ------        -------    ------       -------   ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)
PRODUCTS
Metallurgical...................            $ 35,745       547      $ 22,480        345     $ 72,493     1,101
Thermal.........................             110,774     8,227        65,062      4,610      225,387    16,862
                                            --------   -------      --------   --------     --------  --------
                                             146,519     8,774        87,542   4,955         297,880    17,963
Other...........................                 365        --           190         --          717        --
                                            --------   -------      --------   --------     --------  --------
                                            $146,884     8,774      $ 87,732      4,955     $298,597    17,963
                                            ========   =======      ========   ========     ========  ========

GEOGRAPHIC AREAS
Japan...........................            $ 11,256       176      $ 15,263        276     $33,828        585
Korea...........................              12,432       383         4,296         67      19,354        514
United States...................               9,232       141         4,717         41      17,717        269
South America...................               5,027       105         8,845        195      12,455        238
Europe..........................              10,372       121         2,264         33      16,714        190
Other...........................               9,527       201           557         10      19,095        384
                                            --------   -------      --------   --------     -------   --------
Total export....................              57,846     1,127        35,942        622     119,163      2,180
Canada..........................              88,673     7,647        51,600      4,333     178,717     15,783
                                            --------   -------      --------   --------     -------   --------
                                             146,519     8,774        87,542      4,955     297,880     17,963
Other...........................                 365        --           190         --         717         --
                                            --------   -------      --------   --------     -------   --------
                                            $146,884     8,774      $ 87,732      4,955     $298,597    17,963
                                            ========   =======      ========   ========     ========  ========

Export coal sales are generally denominated in United States dollars.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

2. SEGMENT INFORMATION (CONTINUED)

Sales within the domestic and export markets are as follows:

                                            THREE MONTHS ENDED      PERIOD ENDED     SIX MONTHS ENDED
                                               JUNE 30, 2002        JUNE 30, 2001     JUNE 30, 2002
                                               -------------        -------------     -------------
(in thousands of tonnes)
DOMESTIC
Mine mouth......................                  3,635                 2,059              7,958
Contract mine...................                  3,352                 1,899              6,512
Other thermal...................                    623                   352              1,261
Metallurgical...................                     37                    23                 52
                                                 -------               ---------        ---------
                                                  7,647                 4,333             15,783
EXPORT
Thermal.........................                    617                   300              1,131
Metallurgical...................                    510                   322              1,049
                                                 -------               ---------       ----------
                                                  1,127                   622              2,180
                                                 -------               ---------       ----------
                                                  8,774                 4,955             17,963
                                                 =======               =========       ==========

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of coal, is as follows:

                                             THREE MONTHS ENDED        PERIOD ENDED         SIX MONTHS ENDED
                                                JUNE 30, 2002          JUNE 30, 2001         JUNE 30, 2002
                                                -------------          -------------         -------------
                                             SALES     NUMBER OF     SALES    NUMBER OF     SALES   NUMBER OF
                                            REVENUE    CUSTOMERS    REVENUE   CUSTOMERS    REVENUE  CUSTOMERS
                                            -------    ---------    -------   ---------    -------  ---------
(in thousands of Canadian dollars except
number of customers)
MAJOR CUSTOMERS
Metallurgical...................              $ 15,826      2        $ 11,857      3        $ 21,740       2
Thermal.........................              $ 57,046      2        $ 38,268      3        $156,954       3



Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

3. SUPPLEMENTARY OPERATING INFORMATION

                                                                         THREE                          SIX
                                                                        MONTHS         MAY 12         MONTHS
                                                                         ENDED           TO            ENDED
                                                                        JUNE 30        JUNE 30        JUNE 30
                                                                         2002           2001           2002
                                                                      ----------    -----------    ----------
(in Canadian dollars per tonne except capital expenditures,
which are in thousands of Canadian dollars.  Realized prices include the effect of foreign exchange contracts of the
partnership)
REALIZED PRICES
Metallurgical...................................................       $ 65.73        $ 65.71        $  66.22
    Thermal.....................................................       $ 13.48        $ 13.34        $  13.38

REALIZED PRICES
Domestic ......................................................        $ 11.60        $ 11.91        $  11.32
Export   .......................................................       $ 51.61        $ 58.09        $  54.99

COST OF SALES
Domestic ......................................................        $  8.43        $  7.88        $   7.86
Export   .......................................................       $ 47.90        $ 53.84        $  48.98

OPERATING MARGIN
Domestic ......................................................        $  3.17        $  4.03        $   3.46
Export   .......................................................       $  3.71        $  4.25        $   6.01



CAPITAL EXPENDITURES............................................       $ 10,917       $ 4,830        $ 20,559

4. LONG-TERM DEBT

                                                                                           AS AT              AS AT
                                                                                          JUNE 30          DECEMBER 31
                                                                                           2002               2001
                                                                                      -------------      --------------
(in thousands of Canadian dollars)                                                      (Unaudited)         (Audited)

Senior notes.......................................................................    $   417,643        $   438,075
                                                                                       -----------        -----------

12.75% promissory note, due May 18, 2003...........................................         45,000             45,000
Less sinking fund..................................................................        (22,205)           (21,214)
                                                                                       -----------        -----------
                                                                                            22,795             23,786
                                                                                       -----------        -----------

9.625% promissory note, due December 30, 2004......................................         89,300             89,300
Less sinking fund..................................................................        (40,103)           (38,158)
                                                                                       ------------       -----------
                                                                                            49,197             51,142
                                                                                       -----------        -----------

Capital lease obligations..........................................................          6,743              7,609
                                                                                       -----------        -----------

Long-term debt.....................................................................        496,378            520,612
Current portion of long-term debt..................................................         (3,132)            (2,980)
                                                                                       ------------       -----------
                                                                                       $    493,246       $   517,632
                                                                                       ============       ===========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

5. CONDENSED CONSOLIDATING INFORMATION

     The following condensed consolidated information is provided for the period ending June 30, 2002.

(A) CONDENSED CONSOLIDATING BALANCE SHEET

                                                                          AS AT JUNE 30, 2002
                                            ------------------------------------------------------------------------------
                                                LUSCAR        LUSCAR COAL    LUSCAR ENERGY  CONSOLIDATING    CONSOLIDATED
                                               COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES          LEP
                                            --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)
ASSETS
Current
Cash and cash equivalents..................   $     1,478      $      74       $  71,472     $         --     $    73,024
Accounts receivable........................        66,088             --              --               --          66,088
Income taxes recoverable...................         7,414             --             268               --           7,682
Inventories................................        81,992             --              --               --          81,992
Overburden removal costs...................        31,351             --              --               --          31,351
Due from related parties...................        15,211             --         (15,211)              --              --
Prepaid expenses...........................         3,543            (40)             48                            3,551
                                              -----------      ----------      ---------     ------------     -----------
                                                  207,077             34          56,577               --         263,688
Investments in related parties.............            --        559,156         442,947       (1,002,103)             --
Capital assets.............................     1,380,744             --              --          (84,142)      1,296,602
Other assets..............................         27,393          1,868           9,000           (7,833)         30,428
                                              -----------      ---------       ---------     -------------    -----------
                                              $ 1,615,214      $ 561,058       $ 508,524     $ (1,094,078)    $ 1,590,718
                                              ===========      =========       =========     =============    ===========

LIABILITIES AND PARTNERS' EQUITY
Current
Trade accounts payable and accrued charges.   $    41,120      $      --       $   5,336      $         --    $    46,456
Accrued interest payable...................         8,244             --             534                --          8,778
Accrued payroll and employee benefits......         7,494             --             113                --          7,607
Income taxes payable.......................         1,125             --              --                --          1,125
Current portion of financial instruments...         2,274             --              --               781          3,055
Current portion of long-term debt..........         3,132             --              --                --          3,132
Accrued reclamation costs..................        21,002             --              --                --         21,002
Due to related parties.....................           245          2,508          (2,508)             (245)            --
Future income taxes........................         2,800             --              --                --          2,800
                                              -----------      ---------       ---------      ------------    -----------
                                                   87,436          2,508           3,475               536         93,955
Long-term debt.............................       493,246             --              --                --        493,246
Convertible debentures.....................            --         96,053              --           (96,053)            --
Subordinated notes due to LCIF.............       642,969             --              --          (642,969)            --
Financial instruments......................         1,138             --              --                --          1,138
Accrued reclamation costs..................        27,922             --              --                --         27,922
Future income taxes........................       450,248             --              --                --        450,248
                                              -----------      ---------       ---------      ------------    -----------
                                                1,702,959         98,561           3,475          (738,486)     1,066,509
Partners' equity...........................       (87,745)       462,497         505,049          (355,592)       524,209
                                              ------------     ---------       ---------      -------------   -----------
                                              $ 1,615,214      $ 561,058       $ 508,524      $ (1,094,078)   $ 1,590,718
                                              ===========      =========       =========      =============   ===========


LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

5. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(B) CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                                                                   THREE MONTHS ENDED JUNE 30, 2002
                                            --------------------------------------------------------------------------------
                                                LUSCAR         LUSCAR COAL    LUSCAR ENERGY   CONSOLIDATING     CONSOLIDATED
                                               COAL LTD.       INCOME FUND     PARTNERSHIP        ENTRIES           LEP
                                            --------------   --------------  --------------   --------------  --------------
(in thousands of Canadian dollars)
Revenue....................................      $ 146,519       $     --        $      --       $     365       $ 146,884
Cost of sales..............................        118,484             --               --              --         118,484
                                                 ---------       --------        ---------       ---------       ---------
Operating margin...........................         28,035             --               --             365          28,400
Selling, general and administrative expenses         2,973             12              421              --           3,406
Equity pickup..............................             --         (4,267)         (14,247)         18,514              --
Other income...............................           (675)            --               --              --            (675)
                                                 ----------      --------        ---------       ---------       ----------
Operating earnings before depreciation
    and amortization.......................         25,737          4,255           13,826         (18,149)         25,669
Depreciation and amortization..............         23,400            153               --          (1,081)         22,472
                                                 ---------       --------        ---------       ----------      ---------
Operating earnings (loss) before interest
    and foreign currency translation gain..          2,337          4,102           13,826         (17,068)          3,197
Foreign currency translation gain..........        (18,645)            --               --              --         (18,645)
Interest income............................             --        (11,141)          (1,432)         12,573              --
Interest expense...........................         28,107            996              551         (11,886)         17,768
                                                 ---------       --------        ---------       ----------      ---------

Earnings (loss) before income taxes........         (7,125)        14,247           14,707         (17,755)          4,074
Income tax recovery........................        (11,392)            --               --              --         (11,392)
                                                 ----------      --------        ---------       ---------       ----------
Net earnings (loss) for the period.........      $   4,267       $ 14,247        $  14,707       $ (17,755)      $  15,466
                                                 =========       ========        =========       ==========      =========


                                                                    SIX MONTHS ENDED JUNE 30, 2002
                                            ------------------------------------------------------------------------------
                                                LUSCAR        LUSCAR COAL    LUSCAR ENERGY  CONSOLIDATING    CONSOLIDATED
                                               COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                            --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)
Revenue....................................      $ 297,880     $       --        $      --      $      717       $ 298,597
Cost of sales..............................        230,935             --               --              --         230,935
                                                 ---------     ----------        ---------      ----------       ---------
Operating margin...........................         66,945             --               --             717          67,662
Selling, general and administrative expenses         6,950             28              543              --           7,521
Equity pickup..............................             --         (3,171)         (22,067)         25,238              --
Other expenses (income)....................         (2,914)            --               12             (12)         (2,914)
                                                 ----------    ----------        ---------      -----------      ----------
Operating earnings before depreciation
    and amortization.......................         62,909          3,143           21,512         (24,509)         63,055
Depreciation and amortization..............         46,434            307               --          (2,162)         44,579
                                                 ---------     ----------        ---------      -----------      ---------
Operating earnings (loss) before interest
    and foreign currency translation gain..         16,475          2,836           21,512         (22,347)         18,476
Foreign currency translation gain..........        (20,432)            --               --              --         (20,432)
Interest income............................             --        (22,161)          (3,377)         25,538              --
Interest expense...........................         50,900          2,930               35         (25,039)         28,826
                                                 ---------     ----------        ---------      -----------      ---------

Earnings (loss) before income taxes........        (13,993)        22,067           24,854         (22,846)         10,082
Income tax recovery........................        (17,164)            --               --              --         (17,164)
                                                 ----------    ----------        ---------      ----------       ----------
Net earnings (loss) for the period.........       $   3,171    $   22,067        $  24,854      $  (22,846)       $  27,246
                                                  =========    ==========        =========      ===========       =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

5. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(C)  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                   THREE MONTHS ENDED JUNE 30, 2002
                                            ------------------------------------------------------------------------------
                                                LUSCAR        LUSCAR COAL    LUSCAR ENERGY  CONSOLIDATING    CONSOLIDATED
                                               COAL LTD.      INCOME FUND     PARTNERSHIP       ENTRIES           LEP
                                            --------------  --------------  --------------  --------------  --------------
(in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings for the period................      $   4,267       $  14,247       $  14,707       $ (17,755)      $  15,466
Non-cash items:
    Depreciation and amortization..........         23,400             153              --          (1,081)         22,472
    Future income taxes....................        (12,096)             --              --              --         (12,096)
    Accrued reclamation costs..............         (2,158)             --              --              --          (2,158)
    Interest income earned on sinking funds           (970)             --              --              --            (970)
    Financial instruments..................            279              --              --            (123)            156
    Foreign currency translation gain......        (18,645)             --              --              --         (18,645)
    Equity pickup..........................             --          (4,267)        (14,247)         18,514              --
    Gain on disposals of capital assets....           (119)             --              --              --            (119)
    Other..................................             15              --              --              (8)              7
                                                 ---------       ---------       ---------       ----------      ---------
Cash provided by operating activities before
    change in non-cash working capital......        (6,027)         10,133             460            (453)          4,113
    Change in non-cash working capital.....         (8,676)             18           5,066             441          (3,151)
                                                 ---------       ---------       ---------       ---------       ---------
                                                   (14,703)         10,151           5,526             (12)            962
                                                 ---------       ---------      ----------       ----------      ---------
INVESTING ACTIVITIES
Capital asset purchases....................        (10,917)             --              --              --         (10,917)
Proceeds on disposal of capital assets.....            492              --              --              --             492
Other investments..........................           (146)             --              --              12            (134)
                                                 ---------       ---------       ---------       ---------       ---------
                                                   (10,571)             --              --              12         (10,559)
                                                 ---------       ---------       ---------       ---------       ---------
FINANCING ACTIVITIES
Due to (from) related parties..............          4,990          (3,806)         (1,184)             --              --
Long-term debt repaid......................         (1,193)             --              --              --          (1,193)
Distribution to LEP........................             --          (6,340)          6,340              --              --
Deferred financing costs incurred..........           (690)             --              --              --            (690)
                                                 ---------       ---------       ---------       ---------       ---------
                                                     3,107         (10,146)          5,156              --          (1,883)
                                                 ---------       ---------       ---------       ---------       ---------

Change in cash position....................        (22,167)              5          10,682              --         (11,480)
Cash position, beginning of period.........         23,645              69          60,790              --          84,504
                                                 ---------       ---------       ---------       ---------       ---------
Cash position, end of period...............      $   1,478       $      74       $  71,472       $      --       $  73,024
                                                 =========       =========       =========       =========       =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

5.   CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(C)  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                                                         SIX MONTHS ENDED JUNE 30, 2002
                                                       ---------------------------------------------------------------------
                                                        LUSCAR      LUSCAR COAL  LUSCAR ENERGY  CONSOLIDATING   CONSOLIDATED
                                                       COAL LTD.    INCOME FUND   PARTNERSHIP      ENTRIES           LEP
                                                       ---------    -----------  -------------  -------------   ------------
(in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings for the period ......................     $  3,171      $ 22,067      $ 24,854       $(22,846)       $ 27,246
Non-cash items:
    Depreciation and amortization ................       46,434           307            --         (2,162)         44,579
    Future income taxes ..........................      (18,574)           --            --             --         (18,574)
    Accrued reclamation costs ....................       (2,921)           --            --             --          (2,921)
    Interest income earned on sinking funds ......       (2,044)           --            --             --          (2,044)
    Financial instruments ........................       (2,232)           --            --           (721)         (2,953)
    Foreign currency translation gain ............      (20,432)           --            --             --         (20,432)
    Equity pickup ................................           --        (3,171)      (22,067)        25,238              --
    Gain on disposals of capital assets ..........         (469)           --            --             --            (469)
    Other ........................................           15            --            --            (11)              4
                                                       --------      --------      --------       --------        --------
Cash provided by operating activities before
    change in non-cash working capital ...........        2,948        19,203         2,787           (502)         24,436
    Change in non-cash working capital ...........        6,297          (394)        4,751            502          11,156
                                                       --------      --------      --------       --------        --------
                                                          9,245        18,809         7,538             --          35,592
                                                       --------      --------      --------       --------        --------
INVESTING ACTIVITIES
Capital asset purchases ..........................      (20,559)           --            --             --         (20,559)
Proceeds on disposal of capital assets ...........        1,019            --            --             --           1,019
Other investments ................................            7            --            --             --               7
                                                       --------      --------      --------       --------        --------
                                                        (19,533)           --            --             --         (19,533)
                                                       --------      --------      --------       --------        --------
FINANCING ACTIVITIES
Due to (from) related parties ....................       17,033         2,508       (19,541)            --              --
Convertible debenture ............................           --        (3,947)        3,947             --              --
Long-term debt repaid ............................       (1,758)           --            --             --          (1,758)
Distribution to LEP ..............................           --       (17,359)       17,359             --              --
Deferred financing costs incurred ................       (1,608)           --            --             --          (1,608)
                                                       --------      --------      --------       --------        --------
                                                         13,667       (18,798)        1,765             --          (3,366)
                                                       --------      --------      --------       --------        --------

Change in cash position ..........................        3,379            11         9,303             --          12,693
Cash position, beginning of period ...............       (1,901)           63        62,169             --          60,331
                                                       --------      --------      --------       --------        --------
Cash position, end of period .....................     $  1,478      $     74      $ 71,472       $     --        $ 73,024
                                                       ========      ========      ========       ========        ========

LUSCAR COAL LTD

                           CONSOLIDATED BALANCE SHEETS


                                                        AS AT          AS AT
                                                       JUNE 30      DECEMBER 31
                                                        2002            2001
                                                     -----------    -----------
(in thousands of Canadian dollars)                   (Unaudited)     (Audited)

ASSETS

CURRENT
    Cash and cash equivalents ....................   $     1,478    $        10
    Accounts receivable ..........................        66,088         92,384
    Income taxes recoverable .....................         7,414          6,300
    Inventories ..................................        81,992         70,337
    Overburden removal costs .....................        31,351         28,225
    Prepaid expenses .............................         3,543          4,786
    Due from related parties .....................        15,211         32,244
                                                     -----------    -----------

                                                         207,077        234,286
Capital assets ...................................     1,380,744      1,406,274
Other assets .....................................        27,393         26,703
                                                     -----------    -----------
                                                     $ 1,615,214    $ 1,667,263
                                                     ===========    ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT
    Bank indebtedness ............................   $         -    $     1,911
    Trade accounts payable and accrued charges ...        41,120         39,584
    Accrued interest payable .....................         8,244          9,970
    Accrued payroll and employee benefits ........         7,494         12,671
    Due to related party .........................           245            245
    Income taxes payable .........................         1,125          1,105
    Current portions of
        Financial instruments ....................         2,274          2,822
        Long-term debt [note 4] ..................         3,132          2,980
        Accrued reclamation costs ................        21,002         21,002
        Future income taxes ......................         2,800          2,800
                                                     -----------    -----------

                                                          87,436         95,090

Long-term debt [note 4] ..........................       493,246        517,632

Subordinated notes due to LCIF ...................       642,969        642,969

Financial instruments ............................         1,138          2,823

Accrued reclamation costs ........................        27,922         30,843
Future income taxes ..............................       450,248        468,822
                                                     -----------    -----------
                                                       1,702,959      1,758,179
Shareholders' deficit
    Share capital ................................        14,191         14,191
    Deficit ......................................      (101,936)      (105,107)
                                                     -----------    -----------
                                                         (87,745)       (90,916)
                                                     -----------    -----------
                                                     $ 1,615,214    $ 1,667,263
                                                     ===========    ===========

See accompanying notes

LUSCAR COAL LTD


                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT


                                                                                 THREE MONTHS                   SIX MONTHS
                                                                                 ENDED JUNE 30                 ENDED JUNE 30
                                                                           ------------------------      ------------------------
                                                                              2002           2001           2002           2001
                                                                           ---------      ---------      ---------      ---------
(in thousands of Canadian dollars)                                        (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
REVENUE ..............................................................     $ 146,519      $ 159,914      $ 297,880      $ 317,826
Cost of sales ........................................................       118,484        125,790        230,935        245,029
                                                                           ---------      ---------      ---------      ---------
OPERATING MARGIN .....................................................        28,035         34,124         66,945         72,797
Selling, general and administrative expenses .........................         2,973          2,247          6,950          6,503
Take-over response costs .............................................             -          9,875              -          9,875
Other expense (income) ...............................................          (675)         2,149         (2,914)           797
                                                                           ---------      ---------      ---------      ---------
OPERATING EARNINGS BEFORE INTEREST, DEPRECIATION AND AMORTIZATION ....        25,737         19,853         62,909         55,622
Depreciation and amortization ........................................        23,400         25,308         46,434         49,138
                                                                           ---------      ---------      ---------      ---------
OPERATING EARNINGS (LOSS) BEFORE INTEREST AND FOREIGN CURRENCY
  TRANSLATION GAIN ...................................................         2,337         (5,455)        16,475          6,484
Interest on subordinated notes .......................................        11,142         13,108         22,162         15,870
Foreign currency translation gain ....................................       (18,645)             -        (20,432)             -
Other interest .......................................................        16,965         11,289         28,738         19,289
                                                                           ---------      ---------      ---------      ---------
EARNINGS BEFORE INCOME TAXES .........................................        (7,125)       (29,852)       (13,993)       (28,675)
Income tax recovery ..................................................       (11,392)       (32,354)       (17,164)       (35,904)
                                                                           ---------      ---------      ---------      ---------
NET EARNINGS .........................................................         4,267          2,502          3,171          7,229
Deficit, beginning of period .........................................      (106,203)       (89,508)      (105,107)       (94,235)
                                                                           ---------      ---------      ---------      ---------
DEFICIT, END OF PERIOD ...............................................     $(101,936)     $ (87,006)     $(101,936)     $ (87,006)
                                                                           =========      =========      =========      =========


See accompanying notes

LUSCAR COAL LTD


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             THREE MONTHS                 SIX MONTHS
                                                             ENDED JUNE 30               ENDED JUNE 30
                                                        ----------------------      ----------------------
                                                          2002          2001          2002          2001
                                                        --------      --------      --------      --------
(in thousands of Canadian dollars)                     (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
OPERATING ACTIVITIES
Net earnings for the period .......................     $  4,267      $  2,502      $  3,171      $  7,229
Non cash items:
  Depreciation and amortization ...................       23,400        25,308        46,434        49,138
  Future income taxes .............................      (12,096)      (33,059)      (18,574)      (34,869)
  Accrued reclamation costs .......................       (2,158)       (1,922)       (2,921)       (1,460)
  Interest income earned on sinking funds .........         (970)         (980)       (2,044)       (1,839)
  Foreign currency translation gain ...............      (18,645)            -       (20,432)            -
  Financial instruments ...........................          279             -        (2,232)            -
  Gain on disposal of fixed assets ................         (119)            -          (469)            -
  Other ...........................................           15            30            15           140
                                                        --------      --------      --------      --------

CASH PROVIDED BY OPERATING ACTIVITIES BEFORE CHANGE
  IN NON-CASH WORKING CAPITAL .....................       (6,027)       (8,121)        2,948        18,339
  Change in non-cash working capital ..............       (8,676)        7,837         6,297        15,803
                                                        --------      --------      --------      --------
                                                         (14,703)         (284)        9,245        34,142
                                                        --------      --------      --------      --------
INVESTING ACTIVITIES
Capital asset purchases ...........................      (10,917)      (10,547)      (20,559)      (14,335)
Proceeds on disposal of capital assets ............          492           330         1,019           491
Other investments .................................         (146)          962             7           603
                                                        --------      --------      --------      --------
                                                         (10,571)       (9,255)      (19,533)      (13,241)
                                                        --------      --------      --------      --------
FINANCING ACTIVITIES
Operating line of credit ..........................            -        19,246             -        (3,980)
Deferred financing costs incurred .................         (690)            -        (1,608)            -
Due to (from) related party .......................        4,990             -        17,033             -
Repayments of long-term debt ......................       (1,193)       (7,073)       (1,758)      (14,287)
                                                        --------      --------      --------      --------
                                                           3,107        12,173        13,667       (18,267)
                                                        --------      --------      --------      --------


Change in cash position ...........................      (22,167)        2,634         3,379         2,634
Cash position, beginning of period ................       23,645             9        (1,901)            9
                                                        --------      --------      --------      --------
Cash position, end of period ......................     $  1,478      $  2,643      $  1,478      $  2,643
                                                        ========      ========      ========      ========

Interest paid .....................................     $ 41,898      $ 28,041      $ 53,072      $ 39,903
Income taxes paid (recovered) .....................     $    465      $    705      $    930      $ (1,035)


See accompanying notes

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

1.   BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as at December 31, 2001, contained in the Luscar Coal Ltd. (LCL) Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain all disclosures required by generally accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.   SEGMENT INFORMATION

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LCL's mining operations have similar economic and operating characteristics, customers and products have been aggregated for the purpose of segment reporting.

Disclosures with respect to products and geographic areas are as follows:


                                            THREE MONTHS ENDED   THREE MONTHS ENDED     SIX MONTHS ENDED      SIX MONTHS ENDED
                                               JUNE 30, 2002        JUNE 30, 2001         JUNE 30, 2002         JUNE 30, 2001
                                               -------------        -------------         -------------         -------------
                                             SALES                 SALES                 SALES                 SALES
                                            REVENUE    TONNES     REVENUE    TONNES     REVENUE    TONNES     REVENUE    TONNES
                                           --------   --------   --------   --------   --------   --------   --------   --------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)
PRODUCTS
Metallurgical ..........................   $ 35,745        547   $ 44,761        749   $ 72,493      1,101   $ 86,403      1,481
Thermal ................................    110,774      8,227    115,153      8,373    225,387     16,862    231,423     17,120
                                           --------   --------   --------   --------   --------   --------   --------   --------
                                           $146,519      8,774   $159,914      9,122   $297,880     17,963   $317,826     18,601
                                           ========   ========   ========   ========   ========   ========   ========   ========


GEOGRAPHIC AREAS
Japan ..................................   $ 11,256        176   $ 25,464        487   $ 33,828        585   $ 45,705        868
Korea ..................................     12,432        383     19,814        382     19,354        514     42,157        844
United States ..........................      9,232        141      7,646         69     17,717        269     13,124        111
South America ..........................      5,027        105     11,442        267     12,455        238     20,087        477
Europe .................................     10,372        121      4,344         73     16,714        190     12,105        214
Other ..................................      9,527        201      4,789         89     19,095        384     10,654        195
                                           --------   --------   --------   --------   --------   --------   --------   --------
Total export ...........................     57,846      1,127     73,499      1,367    119,163      2,180    143,832      2,709
Canada .................................     88,673      7,647     86,415      7,755    178,717     15,783    173,994     15,892
                                           --------   --------   --------   --------   --------   --------   --------   --------
                                           $146,519      8,774   $159,914      9,122   $297,880     17,963   $317,826     18,601
                                           ========   ========   ========   ========   ========   ========   ========   ========


Export coal sales are generally denominated in United States dollars.

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

2.   SEGMENT INFORMATION (CONTINUED)

Sales within the domestic and export markets are as follows:

                                            THREE MONTHS ENDED   THREE MONTHS ENDED  SIX MONTHS ENDED   SIX MONTHS ENDED
                                               JUNE 30, 2002        JUNE 30, 2001     JUNE 30, 2002       JUNE 30, 2001
                                               -------------        -------------     -------------       -------------
(in thousands of tonnes)
DOMESTIC
Mine mouth......................                  3,635                    3,860            7,959               7,896
Contract mine...................                  3,352                    3,087            6,512               6,351
Other thermal...................                    623                      769            1,261               1,606
Metallurgical...................                     37                       39               51                  39
                                                --------               ---------       ----------          ----------
                                                  7,647                    7,755           15,783              15,892
EXPORT
Thermal.........................                    617                      657            1,131               1,267
Metallurgical...................                    510                      710            1,049               1,442
                                                --------               ---------       ----------          ----------
                                                  1,127                    1,367            2,180               2,709

                                                --------               ---------       ----------          ----------
                                                  8,774                    9,122           17,963              18,601
                                                ========               =========       ==========          ==========


Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of coal, is as follows:

                                            THREE MONTHS ENDED    THREE MONTHS ENDED     SIX MONTHS ENDED      SIX MONTHS ENDED
                                               JUNE 30, 2002         JUNE 30, 2001         JUNE 30, 2002         JUNE 30, 2001
                                               -------------         -------------         -------------         -------------
                                             SALES    NUMBER OF    SALES    NUMBER OF    SALES    NUMBER OF    SALES    NUMBER OF
                                            REVENUE   CUSTOMERS   REVENUE   CUSTOMERS   REVENUE   CUSTOMERS   REVENUE   CUSTOMERS
                                            -------   ---------   -------   ---------   -------   ---------   -------   ---------
(in thousands of Canadian dollars except
number of customers)
MAJOR CUSTOMERS
Metallurgical...................            $15,826       2       $ 17,113      2       $ 21,740      2       $ 25,696      2
Thermal.........................            $57,046       2       $ 62,005      2       $156,954      3       $178,779      4



Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           PERIOD ENDED JUNE 30, 2002
                                   (Unaudited)

3.   SUPPLEMENTARY OPERATING INFORMATION


                                                                       THREE MONTHS                   SIX MONTHS
                                                                       ENDED JUNE 30                 ENDED JUNE 30
                                                                 -------------------------     -------------------------
                                                                    2002           2001           2002           2001
                                                                 ----------     ----------     ----------     ----------
(in Canadian dollars per tonne except capital expenditures,
which are in thousands of Canadian dollars)
REALIZED PRICES
     Metallurgical .........................................     $    65.35     $    59.76     $    65.84     $    58.34
     Thermal ...............................................     $    13.46     $    13.75     $    13.37     $    13.51

REALIZED PRICES
     Domestic ..............................................     $    11.60     $    11.14     $    11.32     $    10.95
     Export ................................................     $    51.33     $    53.77     $    54.66     $    53.09

COST OF SALES
     Domestic ..............................................     $     8.43     $     7.80     $     7.86     $     7.40
     Export ................................................     $    47.90     $    47.76     $    48.98     $    47.03

OPERATING MARGIN
     Domestic ..............................................     $     3.17     $     3.34     $     3.46     $     3.55
     Export ................................................     $     3.43     $     6.01     $     5.68     $     6.06



CAPITAL EXPENDITURES .......................................     $   10,917     $   10,547     $   20,559     $   14,335


4.   LONG-TERM DEBT

                                                                   AS AT          AS AT
                                                                  JUNE 30      DECEMBER 31
                                                                   2002           2001
                                                                 ---------     -----------
(in thousands of Canadian dollars)                              (Unaudited)     (Audited)

Senior notes ...............................................     $ 417,643      $ 438,075
                                                                 ---------      ---------

12.75% promissory note, due May 18, 2003 ...................        45,000         45,000
Less sinking fund ..........................................       (22,205)       (21,214)
                                                                 ---------      ---------
                                                                    22,795         23,786
                                                                 ---------      ---------

9.625% promissory note, due December 30, 2004 ..............        89,300         89,300
Less sinking fund ..........................................       (40,103)       (38,158)
                                                                 ---------      ---------
                                                                    49,197         51,142
                                                                 ---------      ---------

Capital lease obligations ..................................         6,743          7,609
                                                                 ---------      ---------

Long-term debt .............................................       496,378        520,612
Current portion of long-term debt ..........................        (3,132)        (2,980)
                                                                 ---------      ---------
                                                                 $ 493,246      $ 517,632
                                                                 =========      =========